Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of SoFi Technologies, Inc. (f/k/a Social Capital Hedosophia Holdings, Corp V) on Form S-8, of our report dated March 17, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is April 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Social Capital Hedosophia Holdings Corp. V as of December 31, 2020 and for the period from July 10, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of Social Capital Hedosophia Holdings Corp. V for the period from July 10, 2020 (inception) through December 31, 2020. We were dismissed as auditors of Social Capital Hedosophia Holdings Corp. V on June 1, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 5, 2021